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                                                                   Exhibit 10.2



                                                    February 27, 2001



Mr. Ronald E. McCollough
6615 Green Shadows Lane
Memphis, Tennessee 38119

Dear Ron:

The purpose of this letter is to confirm our mutual understanding regarding your early retirement from TBC.

With respect to your retirement, we have agreed as follows:

1. You will retire as an employee of TBC effective March 1, 2001 (the "Retirement Date"). Although you will remain as an employee of TBC until March 1, your resignation as an officer of TBC or any of its subsidiaries or affiliates will be effective January 19, 2001. Since you will be retiring before TBC's normal retirement age of 65, TBC's consent to your retirement prior to the normal retirement age is hereby granted. If third parties ask about the circumstances of your termination, we will indicate only that you had retired. TBC will not disparage or otherwise criticize you, either publicly or in conversations with its suppliers or customers or your potential employers. We also agree to give you a positive reference in the event we are contacted by a prospective employer.

2. Your benefits as a TBC employee will cease as of the Retirement Date. We do agree to allow you to utilize the PWC income tax preparation service for your 2000 taxes and to pay for an executive physical examination for 2001 in accordance with our standard practices provide that the physical examination is completed by December 31, 2001.

3. TBC will continue to pay your current salary and car allowance for a period of twelve months from the Retirement Date. You will receive this severance pay, less taxes and other applicable deductions, on a biweekly basis in accordance with TBC's regular payroll practices. We will also pay you a pro-rated bonus under the 2001 Incentive Compensation Plan based upon your retirement date, if any bonus is due under the plan.

4. You will continue to have health insurance coverage under the TBC health plan until such time as you become eligible for health insurance coverage under


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      another employer's plan or become eligible for Medicare coverage. Coverage for your wife will be similarly provided. For such coverage, you will pay the monthly amount that an active TBC employee pays for family coverage from time to time during the period.

5. The provisions of the TBC Corporation 401(k) Savings Plan will govern the rollover or other disposition of your account in that Plan.

6. I will recommend to the TBC Compensation Committee that it agree to waive the provision in TBC's Supplemental Executive Retirement Plan (the "SERP") that requires a two year advance notice of lump sum election so that you will be entitled to a lump sum payment of your supplemental retirement benefits under SERP.

7. On the date of this letter agreement, you hold the following outstanding stock options under the 1989 Stock Incentive Plan:

               Date of Grant                       No. of Shares
               -------------                       -------------
               7/25/91                             11,452
               7/22/93                              6,372
               7/20/95                              8,751
               1/15/97                             25,185
               1/07/98                             21,596
               1/10/99                             30,002
               1/05/00                             35,246

      Portions or all of the options granted to you in 1998, 1999, and 2000 are not presently exercisable and will not be exercisable before March 1, 2001. In addition, under the terms of their grants, each option granted prior to 1998 expires if they are not exercised within three months following your termination of employment. I will recommend to the TBC Compensation Committee that it take action, effective March 1, 2001, to allow all options then held by you to vest in accordance with their original vesting schedule, notwithstanding your early retirement, and to provide that the term of all outstanding options then held by you shall be extended until the earlier of (i) March 1, 2006, or (ii) the date upon which each respective option would have expired had you remained in the employ of TBC for the entire original term of that option; provided, however, that if you die within the one year period prior to expiration of any option in accordance with the preceding provision, the option will remain outstanding until the earlier of (a) the date upon which it would have expired had you remained in the employ of TBC for the entire original term of the option, or (b) one year after your date of death. You understand that any options which you do not exercise prior to March 1, 2001 will, upon amendment by the Compensation Committee


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      as described above, lose their incentive stock option treatment, and will be treated as nonqualified options, for income tax purposes.

8. Effective March 1, 2001, TBC will transfer your Germantown Country Club membership (which is currently through TBC) directly into your name. You will be responsible for all dues or payments thereafter, to the extent that they relate to periods on or after March 1, 2001.

9. I will recommend to the TBC Compensation Committee that it agree to amend the terms of your Deferred Compensation arrangement with TBC to provide that the balance as of 3/1/01 will be paid to you in three equal installments payable on 1/1/2002, 1/1/2003 and 1/1/2004 together with interest on the then unpaid balance which will accrue at the rate at which interest in then accruing under TBC's standard arrangements with Executive Officers. TBC understands and acknowledges that TBC's agreement to amend the Deferred Compensation arrangement in the manner set forth above is a condition precedent to your willingness to enter in to this agreement.

10. You will be paid for four weeks of unused vacation time in accordance with TBC's regular practices.

11. You will return your cell phone and any other company property, including TBC credit cards, no later than March 2, 2001. Charges incurred on any of these after the date of this letter will be your responsibility. You may continue to use the TBC laptop computer that you currently have in your possession until March 1, 2002, at which time you will return the computer to TBC.

12. You will be entitled to reimbursement of business expenses you incur on or prior to the Retirement Date in accordance with TBC's expense reimbursement policy. Requests for reimbursement and all receipts and other documentation relating thereto should be submitted to TBC by March 15, 2001.

13. You agree that, at all times hereafter, you will hold in strictest confidence and trust all pricing information or other confidential or proprietary information in your possession relating to TBC or its subsidiaries or affiliates and will not make any disclosure or use of any such information without the prior written consent of TBC. Your confidentiality obligations will not apply to any information which is now not generally known within TBC or in the public domain or which hereafter becomes generally known within TBC or part of the public domain through no fault of yours. In the event of any breach of the foregoing confidentiality obligations, in addition to its rights to damages, TBC will have the right to seek equitable relief, without the necessity of proof of actual damage. In addition, TBC will have the right to cease the payments described in item 3 above.


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14.   Your Executive Employment Agreement with TBC, dated November 1, 1988, as amended and later extended through October 31, 2000, has expired, and you no longer have any rights or obligations thereunder other than rights or obligations which are intended to survive any such expiration.

15. In consideration of the payments and benefits provided to you under this letter agreement, you, on behalf of yourself and your heirs, administrators, assigns, and agents, fully settle, release, and forever discharge TBC and its subsidiaries and affiliates, and the present and former officers, directors, stockholders, agents, and employees of TBC and its subsidiaries or affiliates, from any and all claims, demands, costs, attorneys' fees, liabilities, damages, actions, and causes of action arising out of or in any way related to your employment with TBC, the termination of your employment with TBC, or the performance of services by you for the benefit of TBC or its subsidiaries or affiliates, including without limitation, any claims which may be brought for age, sex, or other discrimination under the Age Discrimination in Employment Act or any other federal, state, or local law and claims for breach of express or implied contract, wrongful discharge, promissory estoppel, emotional distress, tort, or personal injury, excepting only claims with respect to the breach of this letter agreement by TBC. It is expressly acknowledged and agreed that the foregoing release is not intended to limit or affect in any manner any indemnification or other similar rights which you have as an officer of TBC or would otherwise have as a former officer of TBC.

ACKNOWLEDGMENT. In connection with your execution of the above release and this Agreement, you acknowledge the following:

      (a) That you are waiving all rights and claims that you have or may have under the Age Discrimination in Employment Act, as well as any rights or claims that you have or may have under other federal, state, or local laws with regard to age, sex, and other employment discrimination.

      (b) That you have a 21 day period to consider whether to sign the above release and this Agreement.

      (c) That for a period of seven days following your signing of this Agreement, you may revoke your release and this Agreement, and that your release and this Agreement shall not become effective and enforceable until that seven day revocation period has expired.

      (d) That TBC has advised you to consult with an attorney prior to executing the above release and this Agreement.


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Your signature below constitutes an acknowledgment that you have read this letter agreement, that you understand your rights, and that you have agreed to your release of claims and the other terms of this letter agreement.

Sincerely,

TBC CORPORATION


By /s/ Lawrence C. Day
  ----------------------------------------
  Lawrence C. Day,
  President and Chief Executive Officer


ACKNOWLEDGED AND AGREED:

                                                    Date: February 27, 2001
                                                          ----------------------
/s/ Ronald E. McCollough
------------------------------------------
RONALD E. McCOLLOUGH